Exhibit 99.2(a)(2)(i)

AMENDMENT TO THE

AGREEMENT AND DECLARATION OF TRUST

OF

ABERDEEN TOTAL DYNAMIC DIVIDEND FUND

This Amendment dated June 10, 2022 (the “Amendment”) to the AGREEMENT AND DECLARATION OF TRUST, dated as of the 27th day of October, 2006, of the Aberdeen Total Dynamic Dividend Fund (the “Trust”) is made by the Trustees hereunder.

WITNESSETH THAT:

WHEREAS, the Trustees desire to amend Section 1.1 of Article I of the Agreement and Declaration of Trust, dated October 27, 2006, in its entirety in order to reflect a change in the name of the Trust as follows, effective June 30, 2022:

Current Name	New Name
Aberdeen Total Dynamic Dividend Fund	abrdn Total Dynamic Dividend Fund

NOW, THEREFORE BE IT, that Section 1.1 of Article I of the Agreement and Declaration of Trust shall be restated in its entirety as follows, effective June 30, 2022:

 1.1. Name. This Trust shall be known as the “abrdn Total Dynamic Dividend Fund” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine. Any name change shall become effective upon the execution by a Majority of the Trustees of an instrument setting forth the new name and the effectiveness of a certificate of amendment filed pursuant to Section 3810(b) of the Delaware Statutory Trust Act. Any such instrument shall not require the approval of the Shareholders, but shall have the status of an amendment to this Declaration.

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IN WITNESS WHEREOF, the undersigned Trustees have set their hand and seal, for themselves and their assigns, unto this Amendment to the Agreement and Declaration of Trust of Aberdeen Total Dynamic Dividend Fund, all as of the day and year first above written. This Amendment to the Agreement and Declaration of Trust may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

/s/ John Sievwright
John Sievwright

/s/ P. Gerald Malone
P. Gerald Malone

/s/ Nancy Yao Maasbach
Nancy Yao Maasbach

/s/ Stephen Bird
Stephen Bird